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CONTACT:

NORRIS BATTIN
THE COOPER COMPANIES, INC.
714-597-4700
714-673-4299



FOR IMMEDIATE RELEASE
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                   COOPER TO REDEEM $21.9 MILLION SENIOR DEBT
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Pleasanton, Calif., July 29, 1997. The Cooper Companies, Inc. (NYSE/PCX:COO)
announced today that it has called for redemption on September 1, 1997, (the "Redemption Date") all $21.9 million principal amount of its 10% Senior Subordinated Secured Notes due 2003 (the "Notes") at 100% of principal value plus unpaid interest through the Redemption Date. No interest will accrue or be paid on the Notes after the Redemption Date.

IBJ Schroder Bank & Trust Company, the Trustee with regard to the Notes, will mail each Noteholder a notice of transmittal letter describing the redemption procedure.

The Cooper Companies, Inc. and its subsidiaries develop, manufacture and market specialty healthcare products and provide healthcare services. Corporate offices are located in Irvine and Pleasanton, Calif. CooperVision, Inc., headquartered in Irvine, Calif., with manufacturing facilities in Huntington Beach, Calif., Rochester, N. Y., and Toronto, markets a broad range of contact lenses for the vision care market. CooperSurgical, Inc., headquartered in Shelton, Conn., markets diagnostic and surgical instruments, equipment and accessories for the gynecological market. Hospital Group of America, Inc. provides psychiatric services through hospitals in New Jersey, Delaware and Illinois and satellite locations in those and other states.

A toll free interactive telephone system at 1-800-334-1986 provides the Company's current stock quote, recent press releases and access to shareholder services. The Company's Worldwide Web site is located at www.coopercos.com.


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